Exhibit 5.1

Law Office of Barbara A. Moran, PA

1375 State Road 436

Suite 1075

Casselberry, Florida 32707

Phone: 407-263-4026

Fax: 407-386-8868

September 16, 2010

Cheetah Holding Corporation

4412 8th Street SW

Vero Beach, Florida 32968

Re:

Opinion and Consent of Counsel regarding Registration Statement on Form S-1 for Cheetah

Holding Corporation, a Delaware Corporation.

Gentlemen:

I have been engaged as counsel to Cheetah Holding Corporation, a Delaware corporation (“the Company”), for the purpose of supplying this opinion letter, which will be filed as an Exhibit to a Registration Statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Act”). The Registration relates to the proposed registration of 10,000,000 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”) of the Company.

I have examined the Articles of Incorporation of the Company, the Bylaws of the Company, and all other corporate records, certificates and other documents, as I have considered necessary or appropriate for the purposes of this opinion.  I have also examined the applicable laws, constitutional provisions and judicial decisions interpreting such laws within the state of Delaware.  In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies. In examining agreements executed by parties other than Cheetah Holding Corporation, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently verified or established, I have relied upon statements and representations of officers and representatives of the Company and others.

Based on such examination, I am of the opinion that the Company is a corporation duly authorized and validly existing and in good standing under the laws of the state of Delaware, and that the Shares, upon issuance under the terms of the S-1 have been duly authorized for issuance and are validly issued, fully-paid and non-assessable.

This opinion opines upon Delaware law, including all applicable laws, applicable Delaware constitutional provisions and judicial decisions interpreting such laws and provisions within the state of Delaware.  In rendering this opinion, I have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction (except federal securities laws).

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me and this opinion in the prospectus that forms a part of the Registration Statement.  In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

/s/ Barbara A. Moran

Barbara A. Moran